Exhibit 99.1

Identification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company

Ault Lending, LLC is a wholly owned subsidiary of Ault Capital Group, Inc., which is a wholly owned subsidiary of Hyperscale Data, Inc.